EXHIBIT 23.2

July 31, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Competitive Companies, Inc. 2008 Non-Qualified Attorneys and Accountants Stock Compensation Plan and the 2008 Non-Qualified Consultant Stock Compensation Plan, of our report dated March 31, 2008, with respect to our audit of the financial statements of Competitive Companies, Inc. included in its Annual Report of Form 10-KSB as of December 31, 2007 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Lawrence Scharfman
Lawrence Scharfman & Co. CPA P.C.

Boynton Beach, FL